Exhibit 3.1

SL GREEN REALTY CORP.

ARTICLES SUPPLEMENTARY

SL Green Realty Corp., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation that:

FIRST:  Under a power contained in Article V of the charter of the Corporation (the “Charter”) and Section 2-208 of the Maryland General Corporation Law, the Board of Directors, by duly adopted resolutions, reclassified and designated 5,400,000 shares of the Corporation’s authorized but unissued shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”), as additional shares (“Additional Shares”) of 7.625% Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Series C Preferred”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as set forth in the Charter.   Dividends on the Additional Shares of Series C Preferred shall begin to accrue and be fully cumulative from January 15, 2010 and the first dividend on the Additional Shares of Series C Preferred shall be paid on April 15, 2010.

SECOND:  The shares of Preferred Stock have been reclassified and designated by the Board of Directors as Additional Shares of Series C Preferred under the authority contained in the Charter.

THIRD:  These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH:  The undersigned Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 19th day of January, 2010.

ATTEST:		SL Green Realty Corp.

By:	/s/ Andrew S. Levine	By:	/s/ Marc Holliday	(SEAL)
	Name: Andrew S. Levine		Name: Marc Holliday
	Secretary		Chief Executive Officer